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                    FACSIMILE  (513) 579-6956

                                                        EXHIBIT 5
                          June 24, 1996



Direct Dial:  (513) 579-6411




Meritage Hospitality Group Inc.
40 Pearl Street, N.W., Suite 900
Grand Rapids, Michigan  49503

Gentlemen:

     We have examined the corporate records and proceedings of Meritage Hospitality Group Inc., a Michigan corporation (the
"Corporation"), with respect to:

     1.   The organization of the Corporation;

     2. The legal sufficiency of all corporate proceedings of the Corporation in connection with the creation and issuance of all of the present outstanding and issued Common Stock, par value $0.01 per share (the "Common Stock") of the Corporation; and

     3. The legal sufficiency of all corporate proceedings taken in connection with the establishment of the Meritage Hospitality Group Inc. 1996 Management Equity Incentive Plan, the Meritage Hospitality Group Inc. 1996 Directors' Share Option Plan, the Meritage Hospitality Group Inc. Directors' Compensation Plan and the Meritage Hospitality Group Inc. Employee Share Purchase Plan, pursuant to which plans a total of 450,000 shares of Common Stock, comprised of 300,000, 60,000, 50,000 and 40,000 shares, respectively, may be issued.

     Based upon such examination, we are of the opinion:

     1. That the Corporation is a duly organized and validly existing corporation under the laws of the State of Michigan; and

     2. That the Corporation has taken all necessary and required corporate action in connection with the proposed issuance of the aforesaid 450,000 shares of Common Stock and that when issued, delivered and paid for, the aforesaid 450,000 shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statements and the Prospectus parts thereof as the attorneys who will pass upon legal matters in connection with the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement, and furthermore consent to all references made to this firm in the Registration Statement.

                                   Yours truly,

                                   KEATING, MUETHING & KLEKAMP



                                   BY: Gary P. Kreider
                                       _________________________
                                       Gary P. Kreider